Exhibit 10.8

Agreement By and Between

Bayou Steel Corporation (Tennessee)

and

International Union United Steelworkers of America

May 17, 1997 to November 19, 2004

Table of Contents

Article 1.............................Agreement...........................
Article 2............................Recognition..........................
Article 3.......................Purpose of Agreement......................
Article 4........................Non-Discrimination.......................
Article 5......................Union Responsibilities.....................
Article 6.........Responsibilities of Employees in Bargaining Unit........
Article 7........Management Rights, Functions, and Responsibilities.......
Article 8......................Check-Off Authorization....................
Article 9...........................Hours of Work.........................
Article 10............................Holidays............................
Article 11............................Vacations...........................
Article 12..........................Funeral Leave.........................
Article 13....................Reporting and Call-In Pay...................
Article 14........................Leaves of Absence.......................
Article 15..........................Jury Duty Pay.........................
Article 16......................Probational Employees.....................
Article 17............................Seniority...........................
Article 18.......................Supervisors Working......................
Article 19..........................Job Stewards..........................
Article 20........................Visitation Rights.......................
Article 21.......................Grievance Procedure......................

Article 22...........................Arbitration..........................
Article 23....................No Strikes - No Lockouts....................
Article 24.............Promotions Outside the Bargaining Unit.............
Article 25........................Health and Safety.......................
Article 26.........................Bulletin Boards........................
Article 27...........................Plant Rules..........................
Article 28....................Discipline and Discharge....................
Article 29..................Effect of Law Savings Clause..................
Article 30...............Employee Participation and Teamwork..............
Article 31......................Employee Evaluations......................
Article 32......................Lines of Progression......................
Article 33.............Role of Leadmen, Temporary Foremen, Etc............
Article 34........New or Substantially Changed Job Classifications........
                Philosophy and Methodology for Pay For
Article 35.................Demonstrated Performance System................
Article 36.................401(k) Retirement Savings Plan.................
Article 37..........Life, Optional Life and AD&D Insurance Plans..........
Article 38.....................Educational Assistance.....................
Article 39..........................Credit Union..........................
Article 40...................Employee Assistance Program..................
Article 41.......................Profit Sharing Plan......................
Article 42.................Company Health and Dental Plan.................
Article 43................Sick Pay & Short Term Disability................

Article 44...............Minimum Guaranteed Incentive Bonus...............
Article 45..............................Wages.............................
Article 46........................Term of Agreement.......................
Appendix A-1.........................Wage Rates...........................
Appendix A-2....................Lines of Progression......................
Appendix A-3..............................................................

ARTICLE 1

AGREEMENT

        This Agreement is made by and between Bayou Steel Corporation (Tennessee), (hereinafter referred to as the "Company"), Highway 27, Harriman, Tennessee 37748, and United Steelworkers of America AFL-CIO, (hereinafter referred to as the "Union").

ARTICLE 2

RECOGNITION

        Section 1. The Company recognizes the Union as the sole bargaining representative for all regular full time production and maintenance employees in those job classifications set forth in the attached wage schedule who are employed at the Company's Harriman, Tennessee rolling mill, with respect to pay, wages, hours and other working conditions.

        Section 2. Unless otherwise indicated, the term "employee" as used in this Agreement means an employee in the bargaining unit as described above and excluding all others.

ARTICLE 3

PURPOSE OF AGREEMENT

        The purpose of the Company and the Union entering into this complete labor agreement is to set forth their agreement on rates of pay, hours of work, and other conditions of employment, so as to promote orderly and peaceful relations with employees, to achieve uninterrupted operations in the plant, as well as to achieve the highest level of employee performance, efficiency, quality and quantity of output, cleanliness of the plant and protection of property and assets, consistent with safety, good health, sustained effort and to establish the Company as a low cost producer. It is recognized by this Agreement to be the obligation of the Company, the Union, and the employees to cooperate fully, individually, and collectively, for the advancement of this purpose.

ARTICLE 4

NON-DISCRIMINATION

        Neither the Company nor the Union will discriminate against any employee because of race, color, religion, natural origin, covered disability, age or sex. The Union accepts fully this policy of non-discrimination and it will co-operate with the Company in the effectuation of this policy. All references to one gender in this Agreement shall also mean and include the other gender.

        Neither the Company nor the Union will discriminate against any employee because of membership or non-membership in the Union.

        The Union and the Company agree that the Company may take all actions necessary, notwithstanding any provision of this Agreement, to comply with the Americans with Disabilities Act and the Family and Medical Leave Act.

ARTICLE 5

UNION RESPONSIBILITIES

        The Union recognizes its responsibility as the exclusive bargaining agent of the bargaining unit employees, and realizes that in order to provide maximum opportunities for continuous employment, good working conditions and good wages, the Company must be able to operate efficiently and at the lowest possible cost. The Union, therefore, assumes responsibility for cooperation and the attainment of these goals and agrees that it will cooperate with the Company, that it will actively combat such things as absenteeism, tardiness, poor performance, waste, and any other practice which restricts the efficient operation of the Company. The Union agrees that it will do everything in its power to help improve and strengthen goodwill among the Company, its employees, the Union, customers and the public.

ARTICLE 6

RESPONSIBILITIES OF EMPLOYEES IN BARGAINING UNIT

        Section 1. Each employee will perform the work assigned to him by his immediate supervisor and will be responsible for the proper and efficient performance of his job.

        Section 2. Each employee will observe and comply with established and posted work rules dealing with performance, conduct and safety. Each employee will comply with the Company’s high standards of housekeeping, personal conduct, performance and attendance requirements of the Company.

        Section 3. Due to the Company’s continuous operation, employees will not leave their work stations until the relief employee assumes responsibility for the job or until excused by the supervisor.

ARTICLE 7

MANAGEMENT RIGHTS, FUNCTIONS, AND RESPONSIBILITIES

        Section 1. All rights, functions, and prerogatives of management formerly exercised or exercisable by the Company remain vested exclusively in the Company, except where there is contained in this Agreement an express provision which specifically relinquishes, curtails, or limits these rights. Without limiting the generality of the foregoing, the Company reserves to itself exclusively, subject only to any express provision of this Agreement specifically to the contrary, the management of the business; the right to control and supervise all operations and direct all working forces; to maintain discipline among employees; to determine and change from time to time the methods, processes, working procedures, equipment, machinery, operations, and places of business to be used; to hire, promote, demote, assign and transfer employees; to determine the size and composition of the workforce and the qualifications thereof, and the assignment of work and duties to employees in accordance with the Company’s determination of needs of the respective jobs; to lay off, terminate, or otherwise relieve employees from duty for lack of work or other legitimate reasons; to establish rules governing employment and working conditions and chemical substance abuse; to determine hours, schedules, shifts, and assignments of work and work tasks and to determine volume of production, and standards of performance; to discontinue departments, job classifications, to establish new departments, job classifications, and initial rates of pay; to sell, to liquidate or merge, move, discontinue temporarily or permanently, in whole or part, its business operations; to determine what present or future facilities work will be assigned to or transferred to; to transfer work between the Company’s various facilities, work locations or within its operations; to subcontract work; and otherwise to take such measures as management may determine to be appropriate for the orderly, efficient, or economical operation of the Company’s business.

        Section 2. The waiver or failure by the Company to exercise its full rights of management on any matter, event, or occasion will not be a precedent or binding on the Company to use the same judgment or procedure or discretion in another instance, or prevent it from partially or fully using the rights of management at any other time. No waiver of or failure to exercise its right of management shall be the basis for any claimed grievance or shall any non-action of the Company be considered by any Arbitrator as a basis for any claim or right to interfere with the Company’s use of its discretion on matters within its rights.

ARTICLE 8

CHECK-OFF AUTHORIZATION

        The Company will check-off an amount equal to membership dues, assessments and initiation fees on the basis of individually signed voluntary check-off authorization cards presented to the Company by the Union. The Union agrees to indemnify, defend and hold the Company harmless against any and all claims, demands, suits, or other forms of liability that may arise out of or by reason of action taken or not taken by the Company for the purpose of complying with any of the provisions of this Article.

ARTICLE 9

HOURS OF WORK

        Section 1. This Article defines the hours of work and shall not be construed as a guarantee of shifts or hours of work per day, per week, or per year.

        The workday shall be a twenty-four (24) hour period commencing with the start of the employee’s scheduled shift. The workday shall be a shift of either eight (8) or ten (10) or twelve (12) consecutive hours of work within a twenty-four (24) hour period.

        Section 2. Daily and weekly work schedules may be changed by the Company to suit varying business conditions. Changes deemed necessary by the Company will be made known to the affected employees at least three (3) days in advance, where possible. The work week for an eight (8) hour shift is a seven (7) day period beginning with the first shift on Sunday and ending with the third shift on Saturday. The work week starts and ends at or between 6:00 a.m. and 8:00 a.m. on Sunday. The work week for a twelve (12) hour shift is a seven (7) day period beginning with the first shift on Sunday and ending with the second shift on Saturday.

        Section 3. The Company will allow employees meal or break periods without loss of pay consistent with operational needs. Employees are not allowed to leave the Company’s premises during working hours without permission.

        If the employee’s relief does not report, employees may be required to stay up to a maximum of four (4) hours. Employees will not be required to work more than sixteen (16) consecutive hours within a 24-hour period.

        Section 4. Departmental overtime equalization procedures will be developed, reserving the right of the Company to select employees with the necessary skills to efficiently perform the work. Errors or discrepancies in overtime scheduling will be corrected by offering the affected employee the next available overtime for which he is qualified.

        Section 5. Overtime will be paid at time and one-half the regular rate and will apply only after forty (40) hours have been worked during the work week. Hours not actually worked will not count toward overtime (e.g., holidays, vacation, jury duty, etc.) There will be no more than one (1) premium paid for the same hours worked.

ARTICLE 10

HOLIDAYS

        Section 1. All regular full-time employees will be paid eight (8) hours pay computed at their regular job classification straight-time rate, subject to eligibility as listed below for the following holidays:

         1.    New Year’s Day                5.      Labor Day
         2.    Good Friday                   6.      Thanksgiving Day
         3.    Floating - set annually       7.      Day following Thanksgiving
         4.    Independence Day              8.      Christmas Eve
                                             9.      Christmas Day

        Section 2. Eligibility: Pay for the above listed holidays will be subject to the following eligibility rules:

(a)	To qualify for holiday pay, employees must have completed their probationary period and worked their last scheduled shift before and their first scheduled shift after the holiday unless they were absent due to paid funeral leave, jury duty, military leave, or approved FMLA leave, unless otherwise excused in the sole discretion of the Company. No holiday pay will be received by an employee on layoff or leaves of absence for any reason, except for approved FMLA leave.

(b)	In the event holiday(s) fall(s) during an employee’s vacation period, the employee shall receive (8) hours pay for each holiday.

        Section 3. Holiday Pay Computation: If employees work one of the above holidays, they will be paid their regular straight-time rate of pay for each hour of work performed and in addition, will receive the holiday pay. Holiday pay will not be used in computing overtime. An employee must work if scheduled or else forfeit holiday pay, unless absent for the reasons described in (a) above.

ARTICLE 11

VACATIONS

        Section 1. Employees will receive vacation during a calendar year on the following basis: Years of Service:
1 to 2 Years    40 hours
3 + Years    80 hours

Eligibility:
1.)	Employees must be actively at work.

2.)	Employees must have worked 800 hours in the previous calendar year.

3.)	Employees must have worked at least one day during the calendar year in which the vacation is taken.

4.)	In the calendar year in which an employee celebrates their first employment anniversary, an employee may take vacation prior to completing one year of continuous service as follows:

a.)	Employees must have worked 800 hours

b.)	The employee may receive up to 40 hours of vacation after nine months of continuous, active service. Should the employee terminate prior to completion of 12 months of service this vacation advance will be deducted from their last paycheck. After this first 12 months of continuous, active employment, vacation eligibility will be based on calendar year, rather than anniversary of hire date.

        Section 2. Vacations may be taken one complete shift at a time. An 8 hour shift or day shift employee will receive 8 hours vacation pay for taking one shift off and a 12 hour shift employee will receive 12 hours vacation pay for each shift taken off.

        Example: if an employee takes an entire shift for vacation and only has 4 hours vacation pay remaining, they will be paid the remaining four hours only.

        Section 3. Scheduling of Vacations: During the last two (2) full weeks in November, employees will notify the Company of the specific time they desire for their vacations. Vacations will, so far as practical, be granted at times requested by the employee with more senior employees being given preference as to choice. However, the Company reserves the right to schedule vacations so that its continuous operation can be run efficiently. Should an employee fail to make a timely request or desire to change his vacation, his request will be honored where there is not a conflict with vacation time scheduled by other employees. Vacation days taken one shift at a time must be requested and approved in advance.

        Section 4. In the event the Company determines to shut down part or all of the plant, it may schedule vacation to be taken during the shutdown.

        Section 5. Vacation Pay: The amount of vacation pay is to be computed on the employee’s regular job classification rate times forty (40) hours. There is no accumulation, carryover from calendar year to year, accrual or pro ration of vacation pay.

        Section 6. Vacation pay shall be paid at the beginning of a vacation, if the employee requests such at least two weeks in advance.

        Section 7. Employees may not accumulate or carry over unused vacation into future years.

ARTICLE 12

FUNERAL LEAVE

        Section 1. A seniority employee will be eligible to receive a funeral leave of up to three (3) consecutive days (24 hours) with pay as a result of the death of a member of the immediate family and certain defined relatives. Family members and relatives are defined as spouse, father, mother, children, grandparent, grandchildren, brother, sister, sister-in-law, brother-in-law, father- in-law and mother-in-law. The employee will be eligible for paid funeral leave only for the time actually lost from his regularly scheduled shifts. One of the three (3) consecutive days must be the day of the funeral. Upon request, time off without pay will be granted to attend the funeral of a spouse’s grandparent(s).

        Section 2. Additional time off without pay may be requested from the human resources department. Requests for funeral leave must be made to the human resources department. Time paid for funeral leave will not count as hours worked for purposes of computing overtime.

        Section 3. No payment shall be made for any days which fall on non-scheduled work days, paid holidays, part of the employee’s vacation or while an employee is on a leave of absence.

ARTICLE 13

REPORTING AND CALL-IN PAY

        Section 1. Employees who are scheduled and report for work at their regular starting time shall be guaranteed four (4) hours of work or four (4) hours of pay at their basic straight time rate, if no work is available. However, this guarantee does not apply where the Company notifies the employee not to report to work prior to the employee leaving home at his normal home to work departure time.

        This section shall not apply if the Company is unable to operate due to an act of God, utility failure, major mechanical breakdown, government restriction, fire, flood, the failure or refusal of the group of employees to report for or perform their work, or any cause beyond the control of the Company.

        Section 2. It is understood and agreed that the Company will have the right to require any employee entitled to reporting pay to perform work other than that regularly performed by him.

        Section 3. An employee called in for work during off-duty hours outside of his regular scheduled work week or at a time his regular shift is not operating, shall receive four (4) hours pay if four (4) hours of work is not provided. If he works more than four (4) hours, he shall be paid for all time worked. However, where employees are directed to report prior to their regular scheduled shifts the four (4) hours call time shall not apply.

        Furthermore, it is the responsibility of every employee to keep the personnel office informed of his latest address and telephone number. Attempts to reach the employee at an incorrect address or telephone number shall constitute proper notice. Reporting and call-in pay shall not be paid to employees who have no telephone or number through which they can be reached. The Company will notify employees by bulletin board notice, personally, by phone, or by local radio announcement.

ARTICLE 14

LEAVES OF ABSENCE

        Section 1. The Company in its discretion may grant a leave of absence to any employee. Any such leave, except those occasioned by the Family and Medical Leave Act (FMLA) or service in the Armed Forces of the United States, shall be limited to thirty (30) days, but may be extended in the Company’s discretion for one or more additional periods not in excess of thirty (30) days each.

        Section 2. Maternity leaves will be granted in accordance with state and federal law, e.g. (FMLA).

        Section 3. In the case of any leave of absence, an application form must be completed reasonably in advance of the requested leave and must state the specific reason for the requested leave, and the Company’s approval must be in writing. Only regular employees who have completed the probationary period are eligible to request a leave of absence.

        Section 4. The rights of employees leaving the service of the Company to enter the Armed Forces of the United States shall be controlled by the Military Selective Service Act and other applicable laws.

        Section 5. A maximum of two (2) employees can be off on union leave not to exceed thirty (30) days per contract year.

        If the International Union President requests a leave of absence for one of the employees, it will be granted with renewal each year of the Contract, and such employee will accumulate seniority up to 1 year.

        Section 6. The Union recognizes the Company’s obligation to comply with the Family and Medical Leave Act (FMLA) and nothing in this Agreement or this Article shall be construed to limit or waive the Company’s obligations or rights under the FMLA or its guidelines or regulations.

ARTICLE 15

JURY DUTY PAY

        Section 1. If a regular, full-time employee is summoned for jury duty, he must notify the Human Resources Department as soon as possible so that arrangements can be made for his absence. The Company will pay an employee, on his regular payday, who loses time from his regularly scheduled work while serving on jury duty, the difference between jury duty pay and the amount he would have received had he worked.

        Section 2. If the employee reports for jury duty and, if for any reason, his services are not required by the Court on that particular day, the employee must report for work. An employee must procure a statement from the clerk of the court indicating the days served and monies paid while serving on jury duty.

ARTICLE 16

PROBATIONARY EMPLOYEES

        New employees must actively work a ninety-day (90) probationary period before seniority is recognized. Seniority will then date back to their most recent hire date. During this probationary period, the employee will have no seniority rights. At any time during the probationary period, the Company will be the sole judge as to whether or not the employee is to be retained or dismissed. The probationary employee will have no rights under the collective bargaining agreement nor recourse to the grievance or arbitration procedure.

        Due to testing requirements, the Company will have 14 days to make applicants formal offers of employment. If the applicant successfully completes testing and is hired, his official hire date will be the first day of the 14-day work period.

ARTICLE 17

SENIORITY

Section 1.	Definitions:

(a)	A “promotion” is where an employee moves to another job within their line of progression paying a higher rate than the employee’s present job.

(b)	A “lateral move” is where an employee moves to another job paying the same rate within a line of progression.

(c)	A “transfer” is a move into another line of progression.

(d)	Job “canvassing” is the process of screening for qualified employees within a line of progression to fill open jobs in place of bidding.

(e)	A “waiver” is an employee’s written notification of their intent not to advance to a permanent job within their line of progression.

(f)	“Plant seniority.” An employees’ plant seniority shall date from their first day of work following their employment with the Company or their last re-employment if continuous service has been broken.

(g)	“Qualifications” as defined herein may be by interviews, testing, and/or attainment of core competency levels.

Section 2.	Any employee serving in the armed forces of the United States as defined under the Universal Military Training and Service Act of 1953, as it presently exists or as it may be amended in the future, will accumulate seniority during such period of service in accordance with the provisions of said Act, with the explicit understanding, that he will be entitled to no other contract benefits during such leave. Furthermore, the employee must meet all legal requirements in reapplying for his job.

Section 3.	An employee’s seniority will terminate and the employee will be removed from the payroll for the following reasons:

(a)	An employee voluntary quits or resigns his job.

(b)	An employee is discharged for just cause.

(c)	An employee is retired or becomes totally and/or permanently disabled.

(d)	An employee does not return to work within the time limits after recall from layoff except as provided for in Section 5 of this Article.

(e)	An employee is absent from the payroll due to layoff or other reason for twelve (12) months. However, an employee rehired within 12 months of being laid off and losing seniority will have their seniority restored.

(f)	Overstaying a leave of absence without an extension being approved.

(g)	An employee is absent without proper notification for a period of three (3) consecutive work days, unless impossible to do so.

(h)	Authorized non-work related sick leave in excess of that which has been granted or authorized extension thereof. Such leaves may not exceed twelve (12) months.

Section 4.	Seniority Accumulation: An employee’s seniority shall continue to accumulate during the first one hundred sixty (160) days of layoff, the first sixty (60) days of a personal leave and non-worked related sick leave.

For a prolonged and continuous absence due to a work-related or illness, seniority shall accumulate for six (6) months unless the employee is classified as totally and/or permanently disabled under the provisions of the State Workers’ Compensation Act.

For benefit accumulation purposes, vacations, etc., seniority will accumulate the first thirty (30) days of layoff.

After these time periods seniority shall only be retained until the employee returns to work or until seniority is lost as defined in Section 3 of this article.

Section 5.	When an employee on layoff is offered re-employment and it is refused, the employee loses all seniority rights.

Notice will be made to the laid off employee either in person, by telephone, or by registered or certified letter (return receipt requested), sent to their last known address. Where the layoff has lasted more than seven (7) working days, the notified employee will be given five (5) working days after sending of such notice to notify the human resources office that they desire to return to work. After receipt by human resources of their intent to return to work, they shall have three (3) working days to actually report to work and shall schedule with the human resources department the actual date to return to work. Where the layoff has lasted seven (7) working days or less, the employee will have one (1) working day after such notice to actually report to work unless the time is extended by mutual agreement. The failure of such an employee to comply with the above conditions shall be considered a voluntary termination of employment.

Section 6.	If a permanent vacancy occurs in any department, except temporary vacancies, and if the job is to be continued by the Company it shall be filled by canvassing or bidding. If the vacancy is not filled under this procedure, the Company shall fill the vacancy from any available source including hiring from outside. The Company reserves the right to fill all lead and supervisory positions on other than a bid/canvass basis. Twice yearly, the Company shall post a notice soliciting interested candidates for consideration for these positions.

Section 7.	Bid On Open Job Classifications.

(1)	Posting. A job identified as a bid job on the lines of progression, shall be posted on the plantwide bulletin boards for a period of five (5) consecutive days. The posting will state the rate of pay and the qualifications needed to be awarded the job. Employees taking vacation may submit in advance a notice of their intent to bid on posted vacancies during their absence.

(2)	The employer may fill an open job classification on a temporary basis not to exceed thirty (30) calendar days during the bidding process.

The Company reserves the right to transfer an employee to a temporary vacancy for a period of thirty (30) days or less. Temporary transfers will be made to cover vacancies due to sickness, vacations, etc. and other staffing needs of the Company. The Union recognizes the Company’s need to have employees work at any job for the successful operation of the Company so long as the employee maintains his rate of pay. When the Company temporarily transfers an employee, consideration will be given to seniority, qualifications and the operating requirements of the Plant.

Where a vacancy is expected to last more than thirty (30) days, the temporary job may be posted and the normal bidding procedure will apply. Should the Company decide not to post the temporary vacancy, the reasons for not posting will be explained to the Union. When the need to continue filling the temporary job no longer exists, the employee will return to his regular job assignment.

(3)	Frequency. An employee may not receive a job award as a result of bidding more than once every six (6) months unless the employee is the only eligible bidder.

(4)	Selection.

(a)	In selection of an employee for a position, seniority will be controlling provided, in the Company’s judgement qualifications, ability, work record (including attendance and discipline) are relatively equal. The open job shall be awarded within twenty-one (21) calendar days, except those jobs which require testing an additional time. Departmental preference will be given to job awards; bids from outside of the department will only be considered if no qualified employee from within the department bids. The employee will receive the rate of pay of the awarded job when they are awarded the job.

(b)	Employees within a job may bid to change their shift along with other bidding employees. Employees seeking to change their shift will have preference over employees seeking promotion, transfer or a lateral move. It is recognized that management must retain a sufficient number of trained employees on any given shift, regardless of seniority, to assure the efficient and orderly operation of the plant. If any employee is refused a bid to change shift due to insufficient numbers of trained employees on any given shift and within six (6) months trained employees are available they will be allowed to change shift.

(c)	After an employee is awarded an open job, the employee may not be retained on their former job for more than thirty (30) days during which time they shall receive the pay of the awarded job if that rate is higher.

(d)	An employee who takes a job as a result of a successful bid may choose to return to their previous job within fourteen (14) calendar days of beginning work on the awarded job. The employee will be restricted from being awarded another bid job for six months unless the employee is the only eligible bidder.

(e)	A employee who has accepted a position as a result of a job bid may refuse the job and remain in their current job. The employee will be restricted from being awarded another bid job for six months unless the employee is the only eligible bidder.

(f)	Awarding of a job to an employee nullifies all outstanding job bids of that employee.

(g)	If at any time during a ninety (90) calendar day evaluation period an employee has not displayed the aptitude for the job, the employee will be returned to their previous job and shift.

(h)	If an employee returns to their job classification under provisions of paragraph (d) or (g) above the least senior of the employees who bid into the classification within the same time frame will be returned to their former classification and shift.

Section 8.	Canvassing Open Job Classifications. Jobs identified as canvassed jobs on the lines of progression will be filled in the following manner: In selection of an employee for the position, seniority will be controlling provided, in the Company’s judgment qualifications, ability, work record (including attendance and discipline) are relatively equal.

(1)	Canvassing will take place first within the open job classification for shift preference. It is recognized that management must retain a sufficient number of trained employees on any given shift, regardless of seniority, to assure the efficient and orderly operation of the plant. If an employee is refused a bid to change shift due to insufficient numbers of trained employees on any given shift and within six (6) months trained employees are available he will be allowed to change shift.

(2)	Secondly, canvassing within the line of progression will be done for lateral moves.

(3)	Canvassing will then take place in the next lower job within the line of progression.

(4)	The most senior employee canvassed among other canvassed employees having relative equal ability and qualification to perform the open job shall be awarded the job.

(5)	After an employee is awarded the open job, the employee may not be retained on their former job for more than thirty (30) calendar days during which time they shall receive the pay of the awarded job if that rate is higher.

Section 9.	Waiver. Employees who intend not to advance to a permanent job within their line of progression may sign a notification and present it to the Human Resources Department under the following conditions:

(1)	Waivers submitted between July 1 and December 31 will be effective January 1. Waivers submitted between January 1 and June 30 will be effective July 1.

(2)	The number of waivers cannot exceed 50% of the employees within a job classification.

(3)	The least senior qualified employee in the next lower job who does not have an effective waiver to progress will be forced to accept the open job if the job has not been filed through canvassing.

(4)	A waiver will remain in effect until the employee gives written notification to the Human Resources Department. The waiver will be revoked thirty (30) calendar days after this notification is submitted.

Section 10.	Reduction in Work Force and Recall.

A.	Layoff.

(1)	STEP One — Identification of Affected Employees. Management will identify the jobs to be affected by a layoff. Layoffs of personnel shall be based on inverse order of core competency level and seniority within the line of progression.

(2)	STEP Two - An Employee’s Right to Displace Other Employees.

(a)	An employee who is identified on the layoff list as being subject to layoff may exercise their seniority/competency level against a less senior qualified employee in the same job, a lateral job or a lower rated job in the same line of progression for which the employee has the ability and qualifications:

(1)	The exercise of seniority shall first be against the least senior qualified employee in the same job.

(2)	The exercise of seniority/qualifications shall next be against the least senior qualified employee in all jobs lateral to the affected employee’s job in the same line of progression.

(3)	The third step of exercising seniority/qualifications shall be against the least senior qualified employee in the next lower rated job or jobs. If this lower level has lateral jobs then the third step is against the least senior qualified employee in all the lateral jobs.

(b)	Should there be no employee junior in the employee’s line of progression, the affected employee may displace the least senior qualified employee in any job in any line of progression in the same department which the employee has previously been awarded and performed satisfactorily at least 60 work days. Bumping shall sequence from the highest paying job to the lowest. The employee must demonstrate within a two day reorientation period that they have the qualifications and ability to satisfactorily perform the job.

(c)	Should there be no employee junior in the employee’s department whom the employee may displace, the affected employee may displace the least senior qualified employee in any job in any line of progression in any department in which the employee has previously been awarded and satisfactory performed for at least sixty (60) work days. Bumping shall sequence from the highest paying job to the lowest The employee must demonstrate within a two day reorientation period that they have the qualifications and ability to satisfactorily perform the job.

(3)	STEP Three — Right of Displaced Employees. An employee who is displaced by a more senior qualified employee during a layoff shall have the identical right to displace another less senior qualified employee as described in this section.

(4)	The Company, at its discretion, may schedule short work weeks in lieu of layoffs.

B.	Recall and Return of Laid Off Employees.

(1)	When employees are recalled they shall be returned to openings that occur (after canvassing and bidding have taken place in the department from which the employees were laid off) providing they have the ability and qualifications to perform the job (generally considered to have worked the job for at least sixty (60) work days). The Company shall not be required to train laid off employees or employees bidding to fill other than entry level, non-skilled openings. An employee will be entitled to a reorientation period of up to two (2) days during which the employee must demonstrate that they have the qualifications and ability to satisfactorily perform the job. Should the employee decline to accept a recall position, their employment will be terminated.

Section 11.	Temporary Reduction in Force and Transfers. To avoid confusion and interference with efficient plant operation, the provisions of this Article with respect to a reduction in force, will not be applicable where the reduction in force lasts fourteen (14) calendar days or less.

Section 12.	Short Term Temporary Vacancy.

The Company reserves the right to transfer an employee to a temporary vacancy for a period of thirty (30) days or less. Temporary transfers will be made to cover vacancies due to sickness, vacations, etc. and other staffing needs of the Company. The Union recognizes the Company’s need to have employees work at any job for the successful operation of the Company so long as the employee maintains his rate of pay. When the Company temporarily transfers an employee, consideration will be given to seniority, qualifications and the operating requirements of the Plant.

Where a vacancy is expected to last more than thirty (30) days, the temporary job will be posted and the normal bidding procedure will apply. When the need to continue filling the temporary job no longer exists, the employee will return to his regular job assignment.

(1)	A short term temporary vacancy may be filled by stepping up within the line of progression to the next higher rated position by shift and qualification.

(2)	Whenever an employee steps up within the line of progression to a higher rated job, the employee will receive the higher rate of pay.

(3)	Whenever an employee is temporarily assigned for management’s convenience to a lower rated job, they shall get paid the rate of their regular job if that rate is higher. Whenever an employee is temporarily assigned for management’s convenience to a higher rated job, they shall get paid the higher rate.

(4)	Whenever an employee volunteers for a lower rated job, the employee shall be paid the hourly rate of the job worked.

Section 13.	Non Bargaining Unit Employees. As of the effective date of this Agreement, any non-bargaining unit employee who enters into the unit, will have this entry date into the bargaining unit become their seniority date for the purpose of but not limited to the following: vacation scheduling, canvassing, bidding and reduction in force.

For all purposes, including but not limited to: vacation eligibility and calculations for benefits, etc., the seniority date of this individual will be their length of uninterrupted continuous service since the employee’s last date of hire.

ARTICLE 18

SUPERVISORS WORKING

        Supervisors shall not perform bargaining unit work for the purpose of regularly displacing bargaining unit employees.

ARTICLE 19

JOB STEWARDS

        Section 1. The employer recognizes the right of the Union to designate a sufficient number of stewards, one of which will be the chief steward, to handle such Union business as may from time to time be delegated to them by the Union. Two stewards will be selected for each shift.

        Section 2. A job steward will not leave his job in order to investigate or process any grievance during work time without first attempting to handle it before or after his shift. If the steward cannot investigate or process a grievance during non-working time, he will request permission from his immediate supervisor to process the grievance during work time. Such permission will not be unreasonably withheld and a period of time will be granted to the steward. No steward or other officer of the Union will be allowed to enter on any shift other than their regular shift without first being granted permission to do so by the Company. The Company is under no obligation to compensate employees engaging in union or union-related business. However, nothing herein shall prohibit the company from so compensating employees at its sole discretion when it deems it appropriate.

        Section 3. A list of names of employees serving as stewards as well as any change in such list will be given in writing to the Company. Such list of changes shall be signed by the president or staff representative of the Union stating that these employees have the right to represent the Union in dealing with the Company.

ARTICLE 20

VISITATION RIGHTS

        The Company agrees to allow a duly accredited local official of the Union to visit the Company’s premises at least once during the term of this Agreement. The official shall be properly cleared and at the Company’s discretion may be accompanied by a representative of the Company. It is agreed that such Union representative will not, in any manner, interfere with the Company’s business, plant operations, or interfere with the employees or cause them to neglect their work.

        It is understood that the authorized Union official, in requesting such clearance through the plant, shall make an appointment in advance for such visit. In addition, the Union official must provide evidence that he is a duly accredited representative of the Union. In consideration for the rights of access provided herein, the Union official on his and the Union’s behalf agrees to hold the Company harmless for any claims of such person or the Union concerning any exposure, harm, injury, illness or other such potential liability that may result because of the Company allowing such access. Additionally, the Union representative, as a condition of access, shall execute the Company’s visitation and access agreement, which will also provide for confidentiality of business information and protection against disclosure of confidential, sensitive, trade secrets and other related business information.

ARTICLE 21

GRIEVANCE PROCEDURE

        Section 1. A grievance as used in the Agreement is to mean a claim by the Union or an employee in writing signed by the employee and a committeeman clearly stating the violation of a right given under a provision and during the term of this Agreement. No other dispute, controversy or claimed misunderstanding will be a grievance.

        Section 2. Except as may otherwise be mutually agreed or provided herein, grievances will be processed as follows:

        Step 1. An earnest effort shall first be made to settle the grievance informally between the aggrieved employee and steward if requested by the employee and the immediate supervisor within three (3) work days from the date the grievance arose, or within three (3) work days from the time the aggrieved became knowledgeable of the matter. The supervisor shall give his answer as soon as practicable but within three (3) work days from receipt of the complaint. All grievances settled in Step 1 will be non-precedent setting and non-citable in other grievances or arbitration.

        Step 2. If the matter is not resolved under the preceding or if the supervisor fails to give his answer within the time provided, the steward and/or the aggrieved employee shall have three (3) work days to reduce the grievance to writing. The grievance shall be signed and dated by the aggrieved employee and the steward. The written grievance shall specify the incident involved, the facts relied upon by the grievant, and the particular article and section number of this agreement which is alleged to have been violated by the Company. The grievance will then be presented to the second-level manager. The manager shall arrange to meet with the steward or other designated Union official and shall give his decision on the matter in writing on the grievance form within three (3) work days from this meeting.

        Step 3. If the matter is not satisfactorily resolved, as provided for in step 2, the Union may, within three (3) work days, refer the matter to the Plant Manager (or other designated official of the company) and request that the Staff Representative (or other designated official of the Union) be assigned to assist in resolving the matter. The designated official of the Union and the Chief Steward and the

Company shall meet as soon as mutually convenient and make an effort to resolve the dispute on a mutually satisfactory basis. If the matter in dispute is not resolved or disposed of within ten (10) work days from the time the matter is referred under this step, the Union may refer the matter to arbitration by serving written notice on the Company of a desire to arbitrate the dispute within ten (10) work days from the date the matter was handled in this final step. Grievance settlements reached at any step of the grievance procedure shall be final and binding on the Company, the Union and the aggrieved employee. Unless mutually agreed otherwise the grievant will be present in all steps of the grievance procedure.

        Section 3. If a grievance is filed claiming that an employee has been discharged unjustly, the provisions of Step 1 and Step 2 shall be waived and the matter will be taken up between the parties under provisions of Step 3 above.

        Section 4. The time limits outlined in this grievance procedure will be strictly adhered to, unless both parties agree to an extension. If the Union fails to process a grievance within the time limits provided for in this grievance procedure, the grievance shall be considered null and void. If the Company fails to answer a grievance within the time limits provided, the Union may then carry a grievance to the next step of the procedure. This appeal must be made within the same time limits which would have prevailed had the Company answered the grievance on the last day allowed in the various steps of the procedure. “Work days” as referred to in this article excludes Saturdays, Sundays and holidays.

        Section 5. If the grievance is not appealed to arbitration within the time period allowed, it will be considered as settled at the third step of the grievance procedure.

ARTICLE 22

ARBITRATION

        Section 1. Arbitration awards given in compliance with this Article shall be binding on both parties. The arbitrator’s decision must be based upon the express provisions of this Agreement and shall not go beyond what is necessary for the interpretation and application of this Agreement.

        Section 2. After receiving a written arbitration request from the Union, the parties will endeavor to mutually agree upon an arbitrator. If the parties cannot agree upon an arbitrator, the Union, ten (10) work days thereafter, shall complete an F.M.C.S. request form and mail it to the Company for its signature and forwarding to the Federal Mediation and Conciliation Service for a panel of seven (7) arbitrators.

        a. After receipt of the arbitration panel, the parties shall try to mutually agree on one of those arbitrators submitted or will strike names until there is only one name remaining.

        b. Within ten (10) work days of the selection of an arbitrator, the parties shall by letter advise the Federal Mediation and Conciliation Service of the selection and request hearing dates.

        c. Within ten (10) working days of the mailing (post office cancellation date) of an arbitrator’s proposed hearing dates, the parties shall mutually agree upon one of the dates submitted or will arrange a substitute date satisfactory to all parties.

        If for some reason the arbitrator selected cannot hear the case within forty-five (45) calendar days following his selection, the process provided herein for selection of an arbitrator shall be repeated, unless the parties by mutual agreement decide otherwise. Furthermore, each party shall have the right to object to the first panel of arbitrators presented, and should this occur, another panel will be requested. Time limits outlined in this Article may be extended by mutual agreement.

        Section 3. An arbitrator under this Agreement shall not have the right to:

        a. Alter, amend, add to, subtract from, ignore, modify, or change any words or provisions of this Agreement.

        b. Substitute his judgement or discretion for the employer’s in matters which are solely management’s functions and rights under this Agreement.

        c. The arbitrator shall have no power to change established wage schedules, rates, jobs, or to change any wage rate agreed upon between the parties.

        Section 4. It shall be the duty of any arbitrator under this agreement to provide a written decision explaining the reasoning of said award within thirty (30) calendar days following the conclusion of the hearing.

        Section 5. The parties shall pay the expenses of the arbitrator. Each party shall make arrangements for and pay the expenses of witnesses or court reporters which are called by them.

        Section 6. There shall be no combining of grievances for handling by a single arbitrator unless by mutual agreement between the parties.

        Section 7. The arbitration clause provided herein is for the exclusive use of the employees in the bargaining unit.

        Section 8. If either party, after due notice thereof, should fail to appear and present its case or defense in an arbitration hearing, the arbitrator is authorized to hear and decide the case on the basis of the evidence presented.

ARTICLE 23

NO STRIKES - NO LOCKOUTS

        Section 1. The Company agrees that so long as this Agreement is in effect there shall be no lockouts. However, any cessation, reduction or curtailment of operations by the Company for business or economic reasons, in whole or part, under the provisions of Article 7 “Management Rights, Functions and Responsibilities” will not be considered a lockout.

        Section 2. The Union agrees, that during the term of this Agreement, and any renewal or extension thereof, that neither it nor any of the employees in the bargaining unit will collectively, concertedly, or individually induce, engage or participate directly or indirectly in any strikes, picketing, walkout, slowdown, stoppage of work, refusal to perform work or any other kind of work stoppage or interference with the operation of the Company on any account, including the flow of materials in or out of the plant and including alleged or proven unfair labor practices in connection with any grievance or dispute arising out of the terms of this Agreement, or in general, in connection with any other grievance or dispute arising out of the terms of this Agreement, and agrees not to authorize, condone, ratify, or support any picketing of the Company’s premises or its products, or in connection with the observance of any other picketing established by this Union or any other Union and specifically including so called sympathy strikes. This Agreement by the Union is binding on its officers, stewards, agents, committeemen, members and all employees covered by this Agreement, individually, and collectively.

        Section 3. It is understood between the parties to this Agreement that the activities prohibited in paragraph 2 of this Article include but are not limited to the activities in honor of or respect to a strike, picketing, stoppage of work, slowdown, sit-down, refusal to perform work or any other kind of work stoppage by any Union whatsoever that is engaged in such activities directed at the Company, its suppliers, or its customers.

by any Union whatsoever that is engaged in such activities directed at the Company, its suppliers, or its customers.

        Section 4. During the term of this Agreement, any employee who participates in any form of the above prohibited activities or fails to abide by this Article, or any violation of the foregoing provision, will be subject to immediate discharge or other discipline. The Company’s action in discharging or disciplining employees because of any violation of this Article will not be subject to the grievance or arbitration procedures, except to determine participation.

        Section 5. In the event of the occurrence of any interference of work or any other violation of this Article, the Company will immediately notify the Union by telephone and facsimile transmission of the violation. The Union, its staff representative or president, will immediately, upon receiving notice from the Company, take immediate affirmative action to prevent or stop unauthorized action in violation of this Article.

        Section 6. Upon receiving notice from the Company, the Union will take immediate steps to inform employees that such action is not authorized by the Union and have delivered to the Company a telegram/facsimile transmission advising that such action is not authorized by the Union and exercise its best efforts to bring about an immediate cessation of such conduct in violation of this article. The following steps will be taken by the Union:

        a. The Union shall immediately direct the employees engaged in conduct in violation of this Article to cease such violative conduct. The instructions will be made to said employees by an authorized international representative or business agent.

        b. The Union shall advise all employees engaged in conduct violative of this Article that they are violating the contract and are subject to immediate discharge.

        c. The Company will mail a letter to all bargaining unit employees advising them of the requirements of No. a and b above, with copy to local Union.

        Section 7. Failure of any job steward or officer of the Union to carry out his obligations under this Article, or participation by any job steward or Union officer in any of the prohibited activities enumerated in this Article, shall be cause for disciplinary action up to and including discharge.

        Section 8. In the event of any violation of any terms of this Article, the Company shall have the right to seek its legal remedies in the courts and not through arbitration.

        Section 9. In the event of any unauthorized work stoppage, slowdown, strike, other curtailment of production or service, or any other act in violation of this Article, the Company will not be required to negotiate on the matter of the dispute which gave rise to the stoppage, strike, slowdown or other prohibited activity until the prohibited activity has ceased and employees have returned to work.

        Section 10. It is understood that the Company will be under no obligation to continue remuneration in any form, direct or indirect, (including holidays, vacations, or contributions to any employee benefit plan), to any employee engaged in any conduct prohibited by this Article for or during the period of the prohibited conduct.

ARTICLE 24

PROMOTIONS OUTSIDE THE BARGAINING UNIT

        The right to promote employees in the bargaining unit to positions outside such unit is reserved exclusively to the Company, and any employee so promoted shall continue to accrue seniority while serving outside the bargaining unit for a period of not more than 1 year, and may exercise the accrued seniority right in the event he is returned to the bargaining unit. It is understood that the employee will not be allowed to exercise his seniority rights, for bidding purposes, prior to returning to the bargaining unit.

ARTICLE 25

HEALTH AND SAFETY

        Section 1. The Company will continue to take all reasonable precaution to safeguard the health and safety of its employees during the hours of employment. The Union and its members agree to cooperate fully with the Company in maintaining present policies, rules and regulations, and such rules and regulations as the Company may hereafter provide for keeping the plant and premises clean, sanitary and safe.

        Section 2. Four (4) persons from the bargaining unit, appointed by the Union, 3 supervisors, and the Safety Director will constitute the “Safety Committee.” Members will be appointed for a specific term. The Safety Director will serve as chairman of the committee. Such committee shall meet monthly to review unsafe practices, unsafe conditions, the wearing of required personal protective equipment, to make plant inspections, and ensure that the safety policies and procedures are being carried out.

        Section 3. When an employee suffers an injury on the job that requires the attention of a doctor, the Company will make no determination respecting this employee’s time until the doctor decides whether the employee is able to resume his job duties on the day of the injury. If the doctor decides the employee can continue at work, the employee shall return to the plant and resume his duties and will have no loss of time from his scheduled shift on that day. If the doctor decides the employee cannot continue at work on the day of the injury, he shall be paid for the balance of his scheduled shift on the day of the injury.

        Section 4. The Company will provide suitable first-aid supplies.

        Section 5. The Company shall furnish safety glasses, hard hats, gloves, or other safety equipment or apparel where required. All employees are required to wear metatarsal safety shoes.

        Section 6. Any safety equipment issued to an employee shall be accounted for by the employee and if lost by the employee through carelessness or negligence or willfully destroyed or abused, the employee will be required to pay for the equipment in cash or through payroll deduction. Employees will be required to turn in to the Company their worn out protective clothing/shoes and equipment as a prerequisite for receiving replacements. Such exchange must be approved by the employee’s supervisor.

        Section 7. Where protective devices are required for the safety of employees, the employee must wear them while working or in the required areas.

        Section 8. Employees are required to immediately report to their department supervisor any accident or injury, major or minor, which may occur to them. Any misrepresentation or failure to timely report such matters may result in immediate discharge or such other disciplinary action deemed appropriate up to and including separation. Failure to timely notify the Company of a work-related injury may lead to the employee losing coverage of the state workers’ compensation statutes.

ARTICLE 26

BULLETIN BOARDS

        The Union shall have the privilege of maintaining a bulletin board in the plant in a place designated by the Company for such purpose. The Union agrees to use the bulletin board only for the posting of recreational and social functions, meetings, elections, union appointments, or any other routine Union business information mutually agreeable between the Union and the Company. The recording secretary of the Union will obtain prior approval before posting any other type materials.

        The Union’s duly authorized employee representative or representatives shall have the responsibility for posting notices and for the prompt removal of notices from the bulletin board space after they have served their purpose. Union notices attacking the Company or any of its management, or notices which reflect adversely on the Company or any of its employees, customers, suppliers, contractors or related entities will not be posted. Any violation of this Agreement by the Union’s authorized employee representative or representatives will be brought to the attention of the Local Union. If the matter cannot be resolved, the privilege of using bulletin board space may be withdrawn.

ARTICLE 27

PLANT RULES

        The Company shall have the right to adopt and put into effect rules and regulations not in conflict with this agreement. All employees shall adhere to such rules and regulations.

        Copies of such rules shall be posted and copies furnished to the Union at least three (3) days before being effective. Safety rules shall be effective when posted and simultaneously served on the local union. The Union shall have the right, under the grievance procedure, to protest the application of any rule which results in disciplinary action against any employee, which the Union deems unreasonable.

        The Policy on Drugs, Alcohol and Controlled Substances shall be in effect throughout the term of this Agreement unless modified by Agreement of the parties.

ARTICLE 28

DISCIPLINE AND DISCHARGE

        Section 1. No dismissal, discharge, or disciplinary layoff in excess of five (5) work days shall be imposed until a five work day suspension period shall have elapsed. Written notice of such action will be given to the Union Representative at the time it is imposed. Insofar as possible, any grievance arising out of such action shall be disposed of during such five day suspension period.

        Section 2. The employee or his Union Representative will, upon request, be advised of the reason for any dismissal, discharge or disciplinary layoff.

        Section 3. If it is determined that the dismissal, discharge or disciplinary layoff was not for proper and just cause, the penalty may be modified or rescinded, and restitution of pay may be made within the terms of the grievance procedure.

ARTICLE 29

EFFECT OF LAW SAVINGS CLAUSE

        In the event any provision or provisions of this Agreement are authoritatively determined to be in conflict with any state or federal law, or if any part of this Agreement becomes invalid or illegal because of a change in applicable law, all other parts of the Agreement shall continue in full force and effect.

ARTICLE 30

EMPLOYEE PARTICIPATION AND TEAMWORK

        The Company and the Union recognize the need to be competitive in the marketplace. In recognition of this need, the parties agree to utilize the principles of employee participation and teamwork to identify potential areas for cost reduction/containment, productivity improvements and other matters which are not directly covered by this Agreement.

ARTICLE 31

EMPLOYEE EVALUATIONS

        The abilities and aptitude of the employee will be assessed during the probationary period through performance reviews. Following this period, every six (6) months reviews will take place to assess performance on the job. Such reviews will be documented through written appraisals detailing strengths and weaknesses with plans to build upon or improve such strengths and weaknesses. This Article does not diminish any other contractual rights provided for in this Agreement.

ARTICLE 32

LINES OF PROGRESSION

        Lines of progression may be added, deleted, or modified by the Company as business conditions require.

        Definition: A sequence of job classifications from bottom to top, within a given department or work area, which an employee may expect or is likely to progress over a period of time, based on available openings and proven (demonstrated) performance.

        Guidelines:

(1) Employees in a line of progression are considered to be in a position to advance in sequence from the entry level to the highest level they are capable of demonstrating and performing on a continuous basis.

(2) Open job positions within a line of progression should be filled sequentially, either by canvassing or bidding from the next lower position. When qualifications and ability, etc., are relatively equal, seniority shall be the determining factor.

(3) It is the intent of both parties for employees to have the opportunity to acquire additional skills and knowledge in order to move to higher responsibility and pay through demonstrated performance.

(4) Other areas in this agreement, i.e. “Open Positions”, “Layoff and Recall”, etc. refer to lines of progression and how they come into play as they occur.

ARTICLE 33

ROLE OF LEADMEN, TEMPORARY FOREMEN, ETC.

        Employees who are appointed by the Company as “leadmen”, shift leaders, or step-up foremen will have the responsibility and obligation to effectively address as well as document and communicate all incidences of misconduct, policy/procedure violations, and performance problems.

ARTICLE 34

NEW OR SUBSTANTIALLY CHANGED JOB CLASSIFICATIONS

        Job classifications are listed in Appendix A-1. When a new classification which comes within the scope of this Agreement is created by the Company, or should any job have substantial changes in duties or requirements, the Company may initially set the wage rate. The Company will immediately notify the local Union of the new or substantial changed classification and the established rate. Should an employee or the Union disagree with the established rate, a grievance may be filed. The grievance will be referred to the third step of the grievance procedure.

ARTICLE 35

PHILOSOPHY AND METHODOLOGY FOR PAY FOR
DEMONSTRATED PERFORMANCE SYSTEM

        Bayou Steel Corporation believes that its employees are its most valued asset. A pay system has been designed that enables the Company to meet our goals, and at the same time, reward the efforts of those who are able to wish to learn not only the tasks that are part of the classification they are in at the moment, but to expand that knowledge level to include additional expertise over-and-above their current job. The expectations built into this system prequalify the individual for the job classification immediately above their current level. The requirement is that the individual must DEMONSTRATE by actually performing or using the skills listed in the Core Competency Manual. A set of skills are designated for each position within the Bayou System and are divided into Stage 1 and Stage 2 competencies. For job classifications with five levels, Stage 1 includes levels one through three. Stage 2 contains levels four and five.

        Levels one through three core competencies will be considered as demonstrating those skills which fulfill the BASIC requirements of the job. Levels 4 and 5 begin to prepare the individual for the next position up the line of progression, and/or expand their knowledge and skill, and demonstrate a higher level of teamwork involvement.

        It is also important to note that an individual must CONTINUE to demonstrate the core competencies in order to remain in the job classification. Performance issues will be brought to the employee’s attention through both informal conferences with the supervisor, and if necessary, Discussion Planners to further document and line out deficiencies on the part of the employee. While no specific time frame is attached to review for an upgrade, it is expected that levels one through three could be completed in approximately 12 months.

        “Core Competencies and Skills Assessment” forms will be used as the accepted method of reviewing progress and is both the supervisor and the employees’ “roadmap” to those skills which must be mastered and demonstrated to progress to higher levels.

        As would be the case in any High Performance organization, changes in technology, improvements in systems or methods, etc., will necessitate the Company reviewing and revising the Core Competencies from time to time.

ARTICLE 36

401(k) RETIREMENT SAVINGS PLAN

        The Company will maintain its current 401(k) Retirement Savings Plan, subject to the provisions of Appendix A-3.

ARTICLE 37

LIFE, OPTIONAL LIFE AND AD&D INSURANCE PLANS

        The life, optional life and AD&D insurance plans currently in effect shall remain in effect for the duration of the Agreement. The Company reserves the right to select and retain the insurance provider or providers of its choice, to self-insure or to self-fund any benefit plan.

ARTICLE 38

EDUCATIONAL ASSISTANCE

        Employees will be reimbursed 75% of the cost of tuition and books upon successful completion of an approved course of study. The tuition is based upon local cap of the prevailing U.T. resident cost per credit hour taken. Employees are not reimbursed for any student or parking fees. With prior approval from the Plant Manager and Human Resources Manager training classes and seminars are also reimbursed at 100%.

ARTICLE 39

CREDIT UNION

        All employees are eligible for membership in the Oak Ridge National Laboratories (ORNL) Federal Credit Union. We perform payroll deductions to ORNL for employees who request that service. The Company will assume no liability or other administrative costs.

ARTICLE 40

EMPLOYEE ASSISTANCE PROGRAM

        The Company will maintain an employee assistance program for employees and their immediate family members for the duration of the Agreement.

ARTICLE 41

PROFIT SHARING PLAN

        The Company will formulate and maintain a profit sharing plan for the duration of the Agreement, subject to the provisions of Appendix A-3.

ARTICLE 42

COMPANY HEALTH AND DENTAL PLAN

        The Company agrees to maintain its current or a substantially equivalent health and dental plan during the term of this Agreement provided the entire average annual cost of the plan per employee does not exceed a projected cost of Four Thousand Dollars ($4,000.00) per participant. Employee contribution levels will not increase provided the projected average annual cost does not exceed Four Thousand Dollars ($4,000.00) per participant. Should projected average annual costs exceed Four Thousand Dollars ($4,000.00) per participant the Company may:

1.	Change employee contributions to twenty-five percent (25%) of the total annual cost for the individual and twenty-five percent (25%) of the total annual cost for family coverage; or

2.	Convert to a point of service plan or other competitive plan; or

3.	Reduce or modify coverage levels to reduce cost to, as near as possible, the Four Thousand Dollar ($4,000.00) maximum level.

        Such options will only be exercised after timely notice to the Union and discussion of all issues. The Company reserves the right to select and retain the insurance provider or providers of its choice, to self-insure or to self-fund any benefit plan.

        The Company and the Union will conduct a joint yearly review of health care costs and utilization.

ARTICLE 43

SICK PAY & SHORT TERM DISABILITY

Tenure

0 thru 2 years	60% pay - up to 26 weeks

3 thru 5 years	75% pay for 3 weeks
60% pay for 23 weeks

6 thru 9 years	75% pay for 6 weeks
60% pay for 20 weeks

10 + years	75% pay for 10 weeks
60% pay for 16 weeks

Benefits begin the 1st day in case of disability due to bodily injuries and the 8th day in case of disability due to sickness, pregnancy, or disease, (but not prior to the first day of treatment by a physician and are payable up to 26 weeks during any one period of disability).

ARTICLE 44

MINIMUM GUARANTEED INCENTIVE BONUS

        The Company wants to insure that employees receive a minimum pay out under the incentive program each year. To determine the minimum pay out, the Company will divide the total incentive money paid during the previous calendar year by the incentive paid hours worked to determine the average incentive per hour. Should the average incentive per hour not equal the minimum calendar year hourly guarantee, the difference will be paid in a lump sum on the dates indicated below. Each employee will receive a lump sum amount equal to the difference as calculated above multiplied by his actual incentive hours worked during the preceding calendar year. Such lump sum payments will not be added to or included in any straight time hourly wage rate.

        The guaranteed hourly incentive amount for calendar year 1998 will be $.25 per hour to be paid on March 1, 1999; $.25 per hour for calendar year 1999 to be paid on March 1, 2000; $.35 per hour for calendar year 2000 to be paid on March 1, 2001; $.35 per hour for calendar year 2001 to be paid on March 1, 2002; $.40 per hour for calendar year 2002 to be paid on March 1, 2003; $.40 per hour for calendar year 2003 to be paid on March 1, 2004, and $.40 per hour for calendar year 2004 to be paid on March 1, 2005. In order to receive the bonus the employee must be employed on the date the bonus is paid.

ARTICLE 45

WAGES

        The straight time wage rates, effective May 15, 1997, for employees covered by this Agreement are listed in Appendix A-1.

        Effective May 15, 1998, the eight (8) hour rate will be increased $.25 per hour. Effective May 15, 1999, the eight (8) hour rate will be increased $.125 per hour. Effective May 15, 2000, the eight (8) hour rate will be increased $.125 per hour. Effective May 15, 2001, the eight (8) hour rate will be increased $.15 per hour. Effective May 15, 2002, the eight (8) hour rate will be increased $.15 per hour.

ARTICLE 46

TERM OF AGREEMENT

        Section 1. This Agreement constitutes the complete contractual relationship between the parties hereto.

        Section 2. This Agreement shall become effective as of 12:01 A.M. May 17, 1997, and shall continue in full force and effect until Midnight November 19, 2004. It shall automatically be renewed for successive periods of one year thereafter unless either party notifies the other in writing at least sixty (60) days prior to November 19, 2004, or sixty (60) days prior to any succeeding November 19th, that the Agreement will terminate on such specified date.

        Section 3. Written notices required under Section 2 above, shall be made by Certified Mail, such notice shall be addressed to: Bayou Steel Corporation (Tennessee), P.O. Box 328, Rockwood, Tennessee 37854, if to the Company and to United Steelworkers of America, AFL- CIO-CLC, #204, 3119 Bristol Highway, Johnson City, Tennessee 37601, if to the Union. Either party may, by written notice to the other, effect a change of the addresses given above.

APPENDIX A-3

        Differences, disputes of any nature whatsoever and grievances involving the determination of increases in the rates of pay for job classifications in Appendix A-1, the provisions and determination thereof or changes in the content and provisions of incentive plans, profit sharing plans, and the 401(k) retirement plan are expressly excluded from the provisions of Articles 21 and 22 of this Agreement, Grievance Procedure and Arbitration.